Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Footstar, Inc. of our report dated September 27, 2005, with respect to the consolidated financial statements, the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended January 1, 2005.

Our report on the consolidated financial statements dated September 27, 2005, contains an explanatory paragraph that states that:

On March 2, 2004, the Company filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. This filing for reorganization raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
February 7, 2006